Exhibit 99.1

April 24, 2015

A. O. Smith reports record first quarter sales, strong growth in net earnings

Milwaukee, Wis.—Water technology company A. O. Smith Corporation (NYSE-AOS) today announced record first quarter net earnings of $58.4 million or $.65 per share on record first quarter sales of $618.5 million. First quarter 2014 net earnings were $46.7 million or $.51 per share, which included after-tax non-operating pension costs of $3.0 million or $.03 per share.

Sales in the quarter ended March 31 grew 12 percent compared with $552.2 million of sales during the same period in 2014 due to higher water heater and commercial boiler sales in North America and 15 percent growth in China.

New government regulations under the National Appliance Energy Conservation Act that mandate increasing the minimum energy efficiency standards for residential water heaters in the U. S., commonly referred to as NAECA III, went into effect earlier this month on April 16.

“NAECA III has been a significant challenge for the water heater industry in the U. S., as we were required to redesign nearly 80 percent of our residential product offering. Our team has done a tremendous job of maintaining its focus on our customers during this project,” Ajita G. Rajendra, chairman and chief executive officer, observed. “Thanks to all of our employees, we are on track to complete this complex transition.”

North America segment

First quarter sales for the North America segment, which includes U.S. and Canadian water heaters and boilers, increased 10 percent to $429.2 million compared with first quarter 2014 sales of $388.5 million. Higher volumes of residential water heaters and commercial products in the U.S. contributed to the increase. The company believes a portion of the increase in water heater sales was influenced by a customer pre-buy in advance of announced price increases for residential and commercial water heaters which became effective in April.

Segment operating earnings of $71.2 million were nearly 29 percent higher than the $55.3 million earned in the first quarter last year, primarily due to higher volumes of U.S. residential and commercial water heaters and commercial boilers, which more than offset $2.5 million of expected incremental enterprise resource planning (ERP) costs. As a result, first quarter 2015 operating margin of 16.6 percent was higher than the first quarter 2014 operating margin of 14.2 percent. First quarter 2014 segment operating earnings included pre-tax non-operating pension costs of $3.8 million.

Rest of World segment

Sales of this segment, which is primarily comprised of China, Europe and India, increased over 13 percent in the first quarter of 2015 to $195.9 million. Continued strong customer demand for the company’s premium water heating and water treatment products drove China sales 15 percent higher.

Operating earnings for this segment were $26.2 million compared with $25.1 million earned in the 2014 first quarter. Higher profits in China were partially offset by an approximately $1.0 million larger loss in India related to the launch of water treatment products. First quarter 2015 operating margin of 13.4 percent was lower than the 14.5 percent operating margin in 2014 primarily due to the larger loss in India and the launch of residential air purifiers in China.

Share Repurchase and Other Items

During the first quarter of 2015, the company repurchased approximately 333,000 shares of common stock at a total cost of $20.7 million. Approximately 2.2 million shares remained on the existing discretionary authority at the end of the quarter.

Total debt as of March 31, 2015 was $303.9 million, resulting in leverage of 18 percent as measured by the ratio of total debt to total capital. Cash and investments, located outside the U. S., totaled $574.9 million at the end of the quarter.

2015 Outlook

“Our North American results in the first quarter were quite strong. We expect water heater volumes in the second quarter will be negatively impacted by the customer pre-buy we experienced in the first quarter,” commented Rajendra. “Lower volumes and approximately $4 million of incremental ERP costs contribute to our expectation that 2015 second quarter earnings per share will be about flat with 2014 second quarter earnings per share, after adding back $.03 per share of non-operating pension costs to the 2014 earnings per share.”

“Our team executed superbly through the NAECA III regulatory transition so far this year, and we now expect growth in the U.S. commercial water heater industry after a strong first quarter. We believe our commercial boiler sales will continue to grow at a double digit rate and expect our China sales will continue to increase at two times the rate of China GDP in 2015. As a result, we are increasing our EPS guidance for 2015. We believe A. O. Smith Corporation will achieve full-year earnings of between $2.72 and $2.82 per share, which excludes the potential impact from future acquisitions.”

A. O. Smith will broadcast a live conference call at 10:00 a.m. (Eastern Daylight Time) today. The call can be heard on the company’s web site, www.aosmith.com. An audio replay of the call will be available on the company’s web site after the live event.

Forward-looking statements

This release contains statements that the company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” “guidance” or words of similar meaning. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Important factors that could cause actual results to differ materially from these expectations include, among other things, the following: uncertain operating inefficiencies, costs and effects of pricing actions associated with the implementation of the update to the National Appliance Energy Conservation Act (NAECA III) energy efficiency standard applicable to U. S. residential water heaters; uncertain costs, savings and timeframes associated with the implementation of the new enterprise resource planning system; potential weakening in the high efficiency boiler segment in the U. S.; the ability to execute our acquisition strategy; significant volatility in raw material prices; competitive pressures on the company’s businesses; inability to implement pricing actions; instability in the company’s replacement markets; strength or duration of any recoveries in U. S. residential or commercial construction; a further slowdown in the growth rate of the Chinese economy; foreign currency fluctuations; and adverse general economic conditions and capital market deterioration. Forward-looking statements included in this press release are made only as of the date of this release, and the company is under no obligation to update these statements to reflect subsequent events or circumstances. All subsequent written and oral forward-looking statements attributed to the company, or persons acting on its behalf, are qualified entirely by these cautionary statements.

A. O. Smith Corporation, with headquarters in Milwaukee, Wis., is a global leader applying innovative technology and energy-efficient solutions to products manufactured and marketed worldwide. The company is one of the world’s leading manufacturers of residential and commercial water heating equipment, as well as a manufacturer of water treatment products.

A. O. SMITH CORPORATION

Statement of Earnings

(condensed consolidated financial statements -

dollars in millions, except share data)

(unaudited)

	Three Months Ended March 31,
	2015	2014

Net sales	$618.5	$552.2
Cost of products sold	389.3	356.3

Gross profit	229.2	195.9

Selling, general and administrative expenses	147.2	130.9
Interest expense	1.9	1.4
Other income	(2.7)	(1.3)

Earnings before provision for income taxes	82.8	64.9
Provision for income taxes	24.4	18.2

Net earnings	$58.4	$46.7

Diluted earnings per share of common stock	$0.65	$0.51

Average common shares outstanding (000’s omitted)	90,167	91,966

A. O. SMITH CORPORATION

Balance Sheet

(dollars in millions)

	(unaudited) March 31, 2015	December 31, 2014
ASSETS:

Cash and cash equivalents	$284.1	$319.4
Marketable securities	290.8	222.5
Receivables	495.9	475.4
Inventories	218.8	208.3
Deferred income taxes	39.4	40.5
Other current assets	47.3	52.9

Total Current Assets	1,376.3	1,319.0

Net property, plant and equipment	430.4	427.7
Goodwill and other intangibles	727.9	737.3
Other assets	30.7	31.3

Total Assets	$2,565.3	$2,515.3

LIABILITIES AND STOCKHOLDERS’ EQUITY:

Trade payables	$368.4	$393.8
Accrued payroll and benefits	50.1	70.3
Accrued liabilities	86.2	85.1
Product warranties	42.5	42.3
Debt due within one year	48.6	13.7

Total Current Liabilities	595.8	605.2

Long-term debt	255.3	210.1
Pension liabilities	128.9	133.1
Other liabilities	180.2	185.6
Stockholders’ equity	1,405.1	1,381.3

Total Liabilities and Stockholders’ Equity	$2,565.3	$2,515.3

A. O. SMITH CORPORATION

Statement of Cash Flows

(dollars in millions)

(unaudited)

	Three Months Ended March 31,
	2015	2014
Operating Activities
Net earnings	$58.4	$46.7
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation & amortization	15.6	14.8
Pension expense	—	6.6
Loss on disposal of assets	0.2	0.4
Net changes in operating assets and liabilities, net of acquisition:
Current assets and liabilities	(70.8)	(56.7)
Noncurrent assets and liabilities	(6.6)	0.5

Cash (Used in) Provided by Operating Activities - continuing operations	(3.2)	12.3
Cash Used in Operating Activities - discontinued operations	(0.2)	(0.5)

Cash (Used in) Provided by Operating Activities	(3.4)	11.8

Investing Activities
Capital expenditures	(14.9)	(25.3)
Investment in marketable securities	(121.9)	(33.7)
Net proceeds from sale of marketable securities	54.0	33.6

Cash Used in Investing Activities	(82.8)	(25.4)

Financing Activities
Debt incurred	81.9	36.2
Common stock repurchases	(20.7)	(21.3)
Net proceeds from stock option activity	6.8	1.6
Dividends paid	(17.1)	(13.8)

Cash Provided by Financing Activities	50.9	2.7

Net decrease in cash and cash equivalents	(35.3)	(10.9)
Cash and cash equivalents - beginning of period	319.4	380.7

Cash and Cash Equivalents - End of Period	$284.1	$369.8

A. O. SMITH CORPORATION

Business Segments

(dollars in millions)

(unaudited)

	Three Months Ended March 31,
	2015	2014
Net sales
North America	$429.2	$388.5
Rest of World	195.9	172.8
Inter-segment sales	(6.6)	(9.1)

	$618.5	$552.2

Earnings
North America	$71.2	$55.3
Rest of World	26.2	25.1

	97.4	80.4

Corporate expense	(12.7)	(14.1)
Interest expense	(1.9)	(1.4)

Earnings before income taxes	82.8	64.9

Tax provision	24.4	18.2

Net earnings	$58.4	$46.7